Exhibit 99.1

MONARCH CASINO REPORTS FIRST QUARTER RESULTS AND INCREASE OF STOCK REPURCHASE PROGRAM

RENO, NV – April 23, 2008 - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company"), owner of the Atlantis Casino Resort Spa (the “Atlantis”) in Reno, Nevada, today announced results for the quarter ended March 31, 2008 and an increase of its stock repurchase program.

The Company reported net revenue of $34.3 million, a 9.3% decline from the $37.8 million reported for the comparative quarter in 2007. The Company announced first quarter 2008 income from operations of $3.3 million, EBITDA(1) of $5.3 million and diluted EPS of 12 cents which represent decreases of 60.2%, 48.8% and 57.1%, respectively, when compared to the prior year’s first quarter.  These decreases were driven primarily by the decrease in net revenue combined with and increase in selling, general and administrative expense of $1.6 million, or 13.6%, the result of higher marketing and promotional expense, increased bad debt expense and higher legal fees.

Monarch’s CEO and Co-Chairman John Farahi commented on the Company’s performance:
“This quarter’s results reflect the effects of the challenging operating environment we described in last quarter’s press release.  As in many other areas around the country, the economic slowdown in Reno in the fourth quarter of 2007 accelerated in the first quarter of 2008.  Other factors causing negative impact that continued from the fourth quarter were disruption from construction related to our on-going $50 million expansion project and aggressive marketing programs by our competitors.   Consistent with the fourth quarter of 2007, we increased marketing and promotional expenditures to attract and retain guests in response to these challenges and incurred greater bad debt expense.  We also had higher legal expenses associated with the ongoing and previously disclosed Kerzner litigation.  We anticipate that downward pressure on profits will persist as long as we continue to experience the adverse effects of the negative macroeconomic environment, construction disruption, the aggressive marketing programs of our competitors and the legal defense costs associated with the Kerzner lawsuit.”

The Company’s previously announced $50 million expansion remains on track to open in June of 2008, except for the expanded and upgraded spa facilities which will open in the third quarter of 2008.  The Company’s previously announced $12.5 million Atlantis Convention Center Skybridge project, which will provide guests with a convenient, traffic-free stroll between the Atlantis and the 500,000 square-foot Reno-Sparks Convention Center in an enclosed, climate controlled environment, is on track to be completed late in the fourth quarter of 2008. Through March 31, 2008, the Company has incurred approximately $32.0 million of the construction costs related to these two projects.

During the quarter, pursuant to previously announced stock repurchase plans authorized by the Board of Directors (the “Board”), the Company repurchased 695,396 shares of the Company’s common stock at a weighted average purchase price of $17.12 per share, which increased the number of shares repurchased since August 2007 to 1,250,904.  Under the stock repurchase plan authorized by the Board on March 12, 2008, the Company may purchase up to an additional 749,096 shares.  On April 22, 2008 the Board increased the number of shares authorized under the repurchase plan by an additional 1,000,000 shares, which increased the number of additional shares authorized to be repurchased as of that date to 1,749,096.  Consistent with the previous share repurchase authorizations, the Board gave the Company authority to continue repurchasing its common stock in the open market or in privately negotiated transactions from time to time, in compliance with Rule 10b-18 of the Securities and Exchange Act of 1934, subject to market conditions, applicable legal requirements and other factors.  The repurchase plan does not obligate the Company to acquire any particular amount of common stock and the plan may be suspended at any time at the Company’s discretion.

To provide the flexibility to execute the share repurchase program should the Company decide to do so, and to provide for other capital needs should they arise, the Company entered into an agreement to amend the Company’s existing credit facility on April 14, 2008.  The amendment increased the available borrowings under the facility from $5 million to $50 million and extended the maturity date from February 23, 2009 to April 18, 2009.

Monarch Casino & Resort, Inc., through its wholly-owned subsidiary, owns and operates the tropically-themed Atlantis Casino Resort Spa in Reno, Nevada.  The Atlantis is the closest hotel-casino to, and is directly across the street from, the Reno-Sparks Convention Center.  The Atlantis features a Sky Terrace, a unique structure rising approximately 55 feet above street level and spanning 160 feet across Virginia Street with no intermediate support pillars. The Sky Terrace connects the Atlantis to a 16-acre parcel of land owned by the Company, that is compliant with all casino zoning requirements and is suitable and available for future expansion and growth. Currently, the Company uses this as additional paved parking for the Atlantis.  The existing Atlantis site offers almost 1,000 guest rooms in three contiguous high-rise hotel towers and a motor lodge. The Atlantis features approximately 51,000 square feet of high-energy casino space with 38 table games and approximately 1,450 slot and video poker machines, a sports book, Keno and a poker room, and offers a variety of dining choices in the form of eight high-quality food outlets.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance, (ii) economic and market conditions, (iii) ongoing expansion plans, (iv) the stock repurchase program, and (v) the liquidity requirements of the Company.  Actual results and future events and conditions may differ materially from those described in any forward-looking statements.  Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Securities and Exchange Commission filings, which are available on the Company's web site.

Contacts:	Ron Rowan, CFO at (775) 825-4700 or rrowan@monarchcasino.com
John Farahi, CEO at (775) 825-4700 or JohnFarahi@monarchcasino.com

For additional information visit Monarch's web site at monarchcasino.com.

(1) "EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation and amortization less interest income.  EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity.  This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Monarch Casino & Resort, Inc.
Condensed Consolidated Statements of Income

	Three Months Ended
	March 31,
	2008	2007
	UNAUDITED	UNAUDITED
Revenues
Casino	$23,755,950	$25,298,272
Food and beverage	9,761,220	10,504,215
Hotel	5,830,695	6,827,967
Other	1,232,069	1,188,623
Gross revenues	40,579,934	43,819,077
Less promotional allowances	(6,306,541)	(6,037,486)
Net revenues	34,273,393	37,781,591
Operating expenses
Casino	8,746,500	8,469,337
Food and beverage	4,689,365	4,968,717
Hotel	2,105,373	2,143,340
Other	346,654	363,620
Selling, general and administrative	13,104,100	11,530,803
Depreciation and amortization	2,006,557	2,075,446
Total operating expenses	30,998,549	29,551,263
Income from operations	3,274,844	8,230,328
Other income (expense)
Interest income	251,344	343,884
Interest expense	(4,157)	(149,100)
Total other income (expense)	247,187	194,784
Income before income taxes	3,522,031	8,425,112
Provision for income taxes	(1,220,000)	(2,930,000)
Net income	$2,302,031	$5,495,112

Earnings per share of common stock
Net income
Basic	$0.13	$0.29
Diluted	$0.12	$0.28

Weighted average number of common shares and potential common shares outstanding
Basic	18,415,836	19,070,472
Diluted	18,545,964	19,323,646

Monarch Casino & Resort, Inc.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2008	2007
ASSETS	UNAUDITED
Current assets
Cash and cash equivalents	$15,738,077	$38,835,820
Receivables, net	3,487,954	4,134,099
Federal income tax refund receivable	280,000	998,123
Inventories	1,411,596	1,496,046
Prepaid expenses	3,054,637	3,144,374
Deferred income taxes	582,407	1,084,284
Total current assets	24,554,671	49,692,746
Property and equipment
Land	12,162,522	10,339,530
Land improvements	3,511,484	3,166,107
Buildings	80,655,538	78,955,538
Building improvements	10,435,062	10,435,062
Furniture & equipment	72,895,692	72,511,165
Leasehold improvements	1,346,965	1,346,965
	181,007,263	176,754,367
Less accumulated depreciation and amortization	(94,139,876)	(92,215,149)
	86,867,387	84,539,218
Construction in progress	31,997,407	17,236,062
Net property and equipment	118,864,794	101,775,280
Other assets, net	2,817,842	2,817,842
Total assets	$146,237,307	$154,285,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$9,617,595	$10,840,318
Construction payable	3,955,053	1,971,022
Accrued expenses	9,460,340	9,230,157
Federal income taxes payable	-	-
Total current liabilities	23,032,988	22,041,497
Deferred income taxes	2,825,433	2,825,433
Total Liabilities	25,858,421	24,866,930
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized; 9,096,300 shares issued; 17,871,144 outstanding at 3/31/08 18,566,540 outstanding at 12/31/07	190,963	190,963
Additional paid-in capital	(25,176,059)	(13,268,905)
Treasury stock, 1,225,156 shares at 3/31/08 529,760 shares at 12/31/07, at cost	26,307,043	25,741,972
Retained earnings	119,056,939	116,754,908
Total stockholders' equity	120,378,886	129,418,938
Total liability and stockholder's equity	$146,237,307	$154,285,868

Monarch Casino & Resort, Inc.
Reconciliation of Net Income to EBITDA (1)

	Three Months Ended
	March 31,
	2008	2007
	(UNAUDITED)	(UNAUDITED)
Net Income	$2,302,031	$5,495,112
Adjustments
Provision for income taxes	1,220,000	2,930,000
Interest expense	4,157	149,100
Depreciation & amortization	2,006,557	2,075,446
Interest income	(251,344)	(343,884)
EBITDA(1)	$5,281,401	$10,305,774

(1)  "EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation and amortization less interest income.  EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity.  This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.